Exhibit 99.1

Investment Corporation

Aames Investment Corporation Reports Fourth Quarter Financial Results and Updates on Corporate Changes

Company to Convert to C Corp. Status Through Corporate Restructuring and Creation of Captive REIT

Wholesale Cost Reductions Begun with Closure of 2 Centers and Elimination of 100 Positions

Core EPS for the Quarter of $0.02, GAAP EPS Loss of $0.07

Los Angeles, California, March 27, 2006 – Aames Investment Corporation (NYSE: AIC), a nationwide subprime mortgage lender today announced full financial results for the fourth quarter of 2005 and provided an update on recently announced corporate changes. Diluted core EPS for the quarter equaled $0.02, while diluted net loss per common share for the December 2005 quarter equaled $0.07 on a GAAP basis. During the quarter, the Company recorded a pretax mark-to-market derivative loss under FASB 133 of $5.3 million, representing a diluted non-core loss per share of $0.09.

Fourth Quarter 2005 Highlights

•                                          Net cost to originate of 1.75%, compared to 2.08% in the September 2005 quarter;

•                                          Total loan production of $1.9 billion, with the Retail Channel accounting for 43% of total;

•                                          Taxable portfolio net interest margin of 2.75%;

•                                          Weighted average interest rate of 7.81% on the quarter’s production, up 40 basis points from the third quarter of 2005.

Mr. A. Jay Meyerson, Chairman and CEO of Aames, commented, “The fourth quarter results highlight our commitment to improving our efficiency, further growing our retail originations and to increasing the coupons on our loan production. We were pleased to achieve a 1.75% net cost to originate ratio, well below where we started the year, and to have our retail channel contribute over 40% of total production. We also made progress during the quarter in raising rates on our production, a trend that continues in the first quarter of 2006. Notwithstanding these improvements, the mortgage banking business faced a sustained challenge to sell loans at a profitable level in the fourth quarter. While whole loan sale pricing decreased across the board during the quarter, prices paid for second lien and selected other loans in particular decreased quickly and impacted our net gain rate. We remain cautious regarding whole loan sales premiums moving into early 2006, and will focus on making significant reductions in our cost to originate ratio in response to this outlook.”

Update on Corporate Restructuring

Mr. Meyerson commented on the Company’s restructuring, “In our summary earnings announcement on the 17th of March we mentioned our plan to eliminate our REIT status at the parent company level and to expand our corporate cost reduction initiatives. The actions that we are taking are designed to substantially reduce our cost to originate, increase our stockholders’ equity and improve our ability to generate meaningful net income. We have taken these steps because we believe that the recent challenges in the subprime sector are likely to continue into the foreseeable future. Aames, however, has a number of unique assets through which we can effectively address the challenges currently faced by the subprime industry, including our strong retail franchise, and $304.1 million of net operating loss carry-forward (NOLs) in our taxable REIT subsidiary.”

Elimination of REIT Status

Meyerson stated, “In order to take full advantage of our NOLs, while eliminating the REIT status at the parent company level to preserve capital, we decided to reorganize so that Aames Financial, our current TRS will become our parent company and a C Corp for tax purposes, and our existing REIT will become a captive REIT subsidiary. This structure will allow us to utilize our NOLs to shelter the vast majority of the income produced by our current loan portfolio. In addition, we currently believe that the captive REIT structure will allow us to potentially access the preferred stock market to fund additional portfolio growth.”

Aames expects to file shortly a proxy/registration statement with the SEC in connection with the corporate restructuring and will seek shareholder approval of the change at a special shareholders meeting in the next several months.

Wholesale Consolidation

Mr. Meyerson also commented on the consolidation of the Company’s wholesale operations and the resulting cost reductions. “We continue to improve our efficiency in our retail platform, lowering our net cost to originate each quarter of 2005. Our wholesale operation, however, has struggled to achieve meaningful operating leverage in the current environment, requiring us to make a number of structural changes to our cost base. We are in the process of closing two wholesale operating centers, in Deerfield, Florida and Parsippany, New Jersey, and will consolidate the functions previously performed in those centers into our Irvine, California, Jacksonville, Florida and Dallas, Texas locations. We have also eliminated 100 positions in our wholesale channel. We estimate that the combined annual savings from these initial actions will be $10 million. We have identified additional cost reductions in operating expenses of approximately $10 million, which we plan on eliminating within the next four months. We are making a number of other changes to our wholesale operations, in order to reduce our fixed and variable cost components and move the net cost ratio down to a level that allows us to achieve a profit in our wholesale division in the current market environment. We have made solid progress in achieving our goal of a 2006 net cost to originate ratio at or below our current level.”

In connection with these cost reduction initiatives, Aames estimates that it will incur a first quarter 2006 charge of approximately $2.0 million. The Company anticipates that it will begin to realize the benefits of these cost reductions beginning in the second quarter of 2006. Aames also continues to review its entire cost structure to determine additional expense reductions to further improve efficiency.

Earnings Guidance Policy

The Company believes that current market conditions preclude it from providing a narrow range of estimates for earnings at this time and that any estimates are subject to changes given the volatile market conditions in the subprime sector. Based on the Company’s current outlook, core EPS for 2006 is estimated to range from $0.80 to $1.00 per share. The Company expects that the current loan pricing environment, along with its focus on restructuring activities will result in a core net loss for the first quarter of 2006, with a target of returning to profitability by the second quarter. The Company will review its guidance policy each quarter based on changes in market conditions and its own financial performance.

Financial Disclosure

The Company has included measurements of core financial metrics, including core net interest income, core net income and loss and core diluted earnings and loss per share, which are non-GAAP financial metrics. Core earnings excludes the mark-to-market derivative gain or loss under FASB 133, as well as non-core charges or credits to income. The Company does not account for its derivative financial instruments as cash flow or fair value hedges under the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Financial Instruments and Hedging Activities) and, as a result, the unrealized mark to market gains or losses on the derivative instruments are recorded as income or losses, even thought the cash flows will not be received until sometime in the future. By excluding the impact of the mark-to-market gain or loss from the net income or net loss, management believes that core net interest income and core net income or loss can provide a useful measurement of the Company’s operating performance.

Throughout this press release, the Company will provide comparisons between the fourth quarter of 2005 and both the third quarter of 2005 and the fourth quarter of 2004. Due to the change in the Company’s primary operating strategy following its November 2004 reorganization from a mortgage banking platform, where the Company originated and sold all of its production for a cash gain, to a mortgage REIT in which the Company retains a substantial portion of its production for its loans held for investment portfolio and generates interest income, management believes that some comparisons to prior year periods do not provide the best measurement of the Company’s financial performance.

Revenue

The following table details the components of total and core revenues for the quarters ended December and September 2005 and December 2004.

	Quarter Ended			Percentage Change
(dollars in thousands)	12/31/2005	12/31/2004	9/30/2005	Y-Y	Sequential

Net interest income after provision for loan losses (1)	$34,734	$21,690	$42,677	60.1%	-18.6%
Noninterest income	2,554	10,989	21,300	-76.8%	-88.0%
Total revenue	37,288	32,679	63,977	14.1%	-41.7%
Mark-to-market loss (gain) on derivative financial instruments	5,300	(6,344)	(7,121)	nm	-174.4%
Total core revenue	$42,588	$26,335	$56,856	61.7%	-25.1%

(1) NII for all 2005 periods includes the FASB 133 mark-to-market gain or loss on derivative financial instruments.

Total core revenue for the December 2005 quarter equaled $42.6 million, a 25% sequential decrease from the September 2005 quarter. The decrease resulted from an 88% decline in non interest income, related entirely to the net gain on sale for the December quarter falling to $0.3 million from $19.6 million in the September quarter. Total revenue for the fourth quarter of 2005 was $37.3 million compared to $64.0 million in the third quarter of the year. Included in the total revenue numbers were a mark to market loss of $5.3 million for the fourth quarter and a mark to market gain of $7.1 million in the third quarter.

Net Interest Income

The following table details the components of net interest income before the provision for loan losses for the quarters ended December and September 2005 and December 2004.

	Quarter Ended			Percentage Change
(dollars in thousands)	12/31/2005	12/31/2004	9/30/2005	Y-Y	Sequential

Interest earned on:
Loans held for investment	$71,371	$15,957	$74,651	347.3%	-4.4%
Loans held for sale	18,987	15,289	10,601	24.2%	79.1%
Overnight investments	1,120	281	812	298.6%	37.9%
Income from derivative financial instruments	11,922	488	8,244	nm	44.6%
Amortization of net deferred loan origination costs	(1,578)	(200)	(1,345)	nm	17.3%
Prepayment penalty fees	9,015	88	7,946	nm	13.5%
Other	92	121	82	-24.0%	12.2%
Total interest income	$110,929	$32,024	$100,991	246.4%	9.8%

Interest expense	$59,134	$12,525	$48,731	372.1%	21.3%
Mark-to-market (gain) loss on derivative financial instruments	5,300	(6,344)	(7,121)	nm	nm
Amortization of financing costs	2,662	1,718	3,550	54.9%	-25.0%
Other	170	535	154	-68.2%	10.4%
Total interest expense	$67,266	$8,434	$45,314	697.6%	48.4%

Net interest income (1)	$43,663	$23,590	$55,677	85.1%	-21.6%
Add (subtract) mark-to-market (gain) loss on derivative financial instruments	5,300	(6,344)	(7,121)
Core net interest income (1)	$48,963	$17,246	$48,556	183.9%	0.8%

(1) Before the provision for losses on loans held for investment.

Core net interest income for the fourth quarter of 2005, which excludes the impact of any mark-to-market gains or losses on derivative instruments, was $49.0 million, compared to $48.6 million in the third quarter of 2005. Net interest income for the quarter reflected higher interest income from loans held for sale, the benefit of the Company’s interest rate derivative instruments, higher prepayment penalty income and lower amortization of financing costs, offset by lower income from loans held for investment and higher interest expense. During the fourth quarter of 2005, the average balance of loans held for investment decreased by approximately $126 million to $4.1 billion, as the Company chose to sell the majority of lower coupon loans produced earlier in the quarter as it increased coupons and retain for its portfolio the higher coupon loans originated later in the quarter.

The table below provides the details of the components of the REIT net interest margin for the December and September 2005 quarters.

	Quarter Ended
	12/31/2005	9/30/2005

Gross yield on LHFI	6.97%	7.07%
Prepayment penalty fees	0.88%	0.75%
Amortization of premiums	-0.70%	-0.43%
Amortization of deferred loan fees and costs	-0.15%	-0.13%
Net yield on LHFI	7.00%	7.26%

Net cost of funding for LHFI	3.63%	3.63%
Hedge premium amortization	0.07%	0.76%

Net interest margin	3.30%	2.87%

Servicing costs	-0.47%	-0.45%

Portfolio net interest margin	2.83%	2.42%

Net charge-offs	-0.11%	0.00%

Portfolio income margin	2.72%	2.42%

LHFI = Loans held for investment

The net interest margin for the Company’s REIT portfolio for the fourth quarter of 2005 equaled 2.72%, compared to 2.42% in the third quarter of the year. The increase in the net interest margin resulted from a lower funding cost, driven by a reduced amortization of interest rate hedge expenses, partially offset by a lower interest income ratio, driven by a lower gross yield on loans held for investment and higher amortization of deferred premium. The reduced hedge premium amortization for the quarter reflected a true up of the amortization level to more closely match the income expected from the derivative financial instruments. The Company had been amortizing its hedge premium based on estimated notional balance run-off. The Company estimates that a normalized hedge premium amortization is approximately 65 basis points, which results in a pro forma fourth quarter 2005 portfolio income margin of 2.14%.

Noninterest Income

The following table details the components of noninterest income for the quarters ended December and September 2005 and December 2004.

	Quarter Ended			Percentage Change
(dollars in thousands)	12/31/2005	12/31/2004	9/30/2005	Y-Y	Sequential
Noninterest income:
Gain on sale of loans	$348	$10,258	$19,580	-96.6%	-98.2%
Loan servicing revenue	2,206	731	1,720	201.8%	28.3%
Total noninterest income	$2,554	$10,989	$21,300	-76.8%	-88.0%

Total noninterest income for the fourth quarter of 2005 decreased by $18.7 million compared to the third quarter of 2005, due to a decrease in the net gain on sale of loans, partially offset by higher servicing revenue.

The following table details the components of the gain on sale of loans for the quarters ended December and September 2005 and December 2004.

	Quarter Ended			Percentage Change
(dollars in thousands)	12/31/2005	12/31/2004	9/30/2005	Y-Y	Sequential
Gain on sale of loans:
Gain on whole loan sales	$14,087	$9,417	$21,838	49.6%	-35.5%
Loan originations fees, net	330	2,160	1,558	-84.7%	-78.8%
Provision for representation, warranty and other losses	(13,848)	(494)	(3,796)	nm	264.8%
Gains (losses) on interest rate cap hedges for loans held for sale	—	(584)	—	nm
Miscellaneous costs	(221)	(241)	(20)	-8.3%	1005.0%
Total gain on sale of loans	$348	$10,258	$19,580	-96.6%	-98.2%

Whole loan market sales	$1,165,887	$426,736	$915,457
Gross gain on sale rate	1.21%	2.21%	2.39%
Net gain on sale rate	0.03%	2.40%	2.14%

The gross gain on sale of loans for the fourth quarter of 2005 equaled 1.21% of loans sold, a ratio that reflects both the composition of the loans sold as well as current market premiums for whole loan sales. During the fourth quarter, a number of issues impacted the gain on sale of loans, including the dramatic reduction in the demand and pricing for second lien loans and the rapid increase in the coupons required by loan buyers on loans to obtain premium pricing. Loans originated during the third quarter and held for sale into the fourth quarter accounted for 40.0% of total loan sales for the December quarter and had coupons below the prevailing rate on more recent loans. Second lien loans accounted for 8.8% of total loan sales during the fourth quarter. During the fourth quarter, pricing for second liens decreased dramatically, with most second loans trading below par, reflecting the market’s concern over general credit conditions and home values. The proportion of second liens in the total loan sales also negatively impacted the net points and fees realized in the gain on sale ratio, since the majority of the Company’s second lien loans are originated in the wholesale channel where Aames collects only modest amounts of such revenue. Combined with a $13.8 million provision for LOCOM, representation, warranty and other losses, the lower points and fees resulted in a net gain on sale ratio of 0.03% for the December 2005 quarter.

The provision for representation, warranty and other losses included the following items for the fourth quarter of 2005.

(dollars in thousands)

Provision for representation, warranty and other losses:
Lower of cost or market provision	(15,193)
Representation and warranty provision	1,345
Total	$(13,848)

The provision for representations, warranty and other losses on loans sold during the quarter also contributed to the substantially reduced net gain on sale of loans. Based on the market valuation of loans held for sale as of December 31, 2005, the Company made a lower of cost or market provision of $15.2 million. This was partially offset by a benefit for representations and warranty contingencies of $1.3 million, as the contingent exposure on certain loans sold in earlier periods expired with lower actual representation and warranty losses than anticipated.

Servicing revenue for the December 2005 quarter equaled $2.2 million, compared to $1.7 million in the September quarter. The increase reflects higher late charges and other fees collected on loans serviced, primarily in the Company’s held for investment portfolio.

Noninterest Expense

The following table details the components of noninterest expense for the quarters ended December and September 2005 and December 2004.

	Quarter Ended			Percentage Change
(dollars in thousands)	12/31/2005	12/31/2004	9/30/2005	Y-Y	Sequential

Noninterest expense:
Personnel	$24,107	$40,064	$23,783	-39.8%	1.4%
Production	8,716	8,605	9,258	1.3%	-5.9%
General and administrative	8,567	15,476	10,312	-44.6%	-16.9%
Total noninterest expense	41,390	64,145	43,353	-35.5%	-4.5%

Non-core income (expense)	—	(21,512)	1,635	nm	nm
Core noninterest expense	$41,390	$42,633	$44,988	-2.9%	-8.0%

Total core noninterest expense for the December 2005 quarter decreased by approximately $3.6 million, or 8% compared to the September 2005 quarter. The sequential decrease in core noninterest expense reflects lower production and G&A expense, offset slightly by higher personnel expenses. During the fourth quarter the Company undertook additional cost reduction actions, including the consolidation of additional retail branches into Super Branch locations. As of December 31, 2005, the Company had a total of 76 retail locations, down from 83 at September 30, 2005. As of December 31, 2005, 50 of the Company’s 76 retail branches were Super Branches.

Net Cost to Originate

The net cost to originate loans is a non GAAP measurement of the Company’s efficiency trends within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The data represents reported operating expenses, plus the origination costs deferred under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases), less (i) the cost of servicing the Company’s loans held for investment portfolio, (ii) certain corporate overhead costs and (iii) the fees received on originations less points paid on wholesale originations. The Company believes that the non GAAP measurement of the net cost to originate is indicative of its ability to generate profits from the sale of its loans into the secondary markets and an indication of its overall efficiency.

The table below details the components of the net cost to originate loans for the quarters ended December and September 2005 and December 2004.

	Quarter Ended			Percentage Change
(dollars in thousands)	12/31/2005	12/31/2004	9/30/2005	Y-Y	Sequential

Total noninterest expense	$41,390	$64,145	$43,353	-35.5%	-4.5%
Non-core income (expense)	—	(21,512)	1,635	nm	nm
Deferred loan origination costs	24,306	19,619	24,319	23.9%	-0.1%
Loan servicing and other costs	(3,274)	(1,739)	(2,733)	88.3%	19.8%
Total expenses	62,422	60,513	66,574	3.2%	-6.2%

Loan origination fees received	(29,567)	(13,820)	(26,716)	113.9%	10.7%
Net cost to originate	$32,855	$46,693	$39,858	-29.6%	-17.6%

Total loan originations	$1,882,603	$1,709,536	$1,913,296	10.1%	-1.6%

Cost Ratios:
Core noninterest expense	2.20%	2.49%	2.35%	-11.8%	-6.5%
Deferred loan origination costs	1.29%	1.15%	1.27%	12.5%	1.6%
Loan servicing and other costs	-0.17%	-0.10%	-0.14%	71.0%	21.7%
Total expenses	3.32%	3.54%	3.48%	-6.3%	-4.7%
Loan origination fees received	-1.57%	-0.81%	-1.40%	94.3%	12.5%

Net cost to originate	1.75%	2.73%	2.08%	-36.1%	-16.2%

The net cost to originate for the December 2005 quarter equaled 1.75% of total loan production, a 16% decrease from the third quarter of 2005. The improvement in the cost ratio resulted from retail loans representing a higher percentage of total originations and lower core operating expenses. As previously stated, the Company believes that in the current market environment, a cost to originate ratio in the 1.40% to 1.50% range is required to produce net profits in its mortgage banking division. The Company intends to achieve this lower cost ratio through a combination of a higher percentage of originations from the retail channel as well as the planned wholesale cost reductions.

Loan Portfolio

Total loans held for investment as of December 31, 2005 equaled $4.1 billion, compared to $4.2 billion as of September 30, 2005. The Company also had $951.2 million of loans held for sale as of December 31, 2005. At the end of the fourth quarter, the Company’s leverage ratio, defined as total loans held for investment divided by total consolidated shareholders’ equity, equaled 15.2 times. This leverage ratio is slightly higher than the previous 12 to 14 times equity range of the Company’s targets. As a C Corp, the Company currently expects to maintain a leverage ratio near 15 times its equity base.

Loan Production

The following table details the Company’s loan production for the quarters ended December and September 2005 and December 2004.

	Quarter Ended			Percentage Change
(dollars in thousands)	12/31/2005	12/31/2004	9/30/2005	Y-Y	Sequential

Retail	$811,096	$574,625	$793,851	41.2%	2.2%
Wholesale	1,071,507	1,134,911	1,119,445	-5.6%	-4.3%
Total loan production	$1,882,603	$1,709,536	$1,913,296	10.1%	-1.6%

Loan production for the fourth quarter of 2005 equaled $1.9 billion, a $30.7 million sequential decrease from the third quarter of 2005 primarily as a result of normal seasonal volatility. Retail loans increased by 2.2% over the September 2005 level and by 41.2% over the December 2004 quarter, while wholesale loans decreased by 4.3% and 5.6% respectively for the same periods. Wholesale production accounted for 56.9% of total production for the fourth quarter of 2005, compared to 58.5% for the third quarter, while retail production accounted for 43.1% for the December 2005 quarter and 41.5% for the September quarter.

Credit Quality

The allowance for loan losses for the loans held for investment portfolio as of December 31, 2005 equaled $43.4 million, or 1.05% of the gross loans held for investment portfolio. The Company provided $8.9 million for loan losses during the fourth quarter of 2005. Total delinquencies in the loans held for investment portfolio equaled 7.0% at the end of the December 2005 quarter, compared to 4.4% at the end of the September 2005 quarter. While the level of delinquencies in the held for investment portfolio is higher than anticipated, the Company continues to experience loan losses that are better than expectations. The December 2005 quarter was the first quarter in which the REIT portfolio experienced any net charge-offs, with total net losses of $1.4 million, or an annualized 0.14% of the average held for investment portfolio. The Company continues to anticipate an increase in the level of delinquencies and credit losses as the loans held for investment portfolio seasons and less new loans are added to the portfolio. The Company continues to evaluate exposure to its production levels and delinquencies as a result of hurricanes Katrina, Rita and Wilma. While no assurances can be given, the Company currently believes that its consolidated financial position and results of operations will not be materially effected by the events.

About Aames Investment Corporation

Aames is a fifty-year old national mortgage banking company that originating subprime residential mortgage loans in 47 states through wholesale and retail channels under the name “Aames Home Loan.” To find out more about Aames, please visit www.aames.com.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause the Company’s performance and results to vary include: (i) limited cash flow to fund operations and dependence on short-term financing facilities; (ii) changes in overall economic conditions and interest rates; (iii) increased delinquency rates in the portfolio; (iv) intense competition in the mortgage lending industry; (v) adverse changes in the securitization and whole loan market for mortgage loans; (vi) declines in real estate values; (vii) an inability to originate subprime hybrid/adjustable mortgage loans; (viii) obligations to repurchase mortgage loans and indemnify investors; (ix) concentration of operations in California, Florida, New York and Texas; the occurrence of natural disasters (including the adverse impact of hurricanes Katrina, Rita and Wilma); (x) extensive government regulation; and (xi) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties and information relating to the Company, see the Form 10-K for the year ended December 31, 2005 and other filings with the SEC made by the Company. Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Further Information

For more information, contact Steven C. Canup, Senior Vice President, Corporate Development and Investor Relations, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at investorinfo@aamescorp.com

Financial tables and supplementary information follows.

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed Balance Sheets

(In thousands)

	December 31, 2005	December 31, 2004
	(unaudited)
Assets

Cash and cash equivalents:
Unrestricted	$36,078	$31,641
Restricted	87,094	6,139
Loans held for sale, at lower of cost or market	951,177	484,963
Loans held for investment, net	4,085,536	1,725,046
Advances and other receivables	39,591	22,740
Derivative financial instruments, at estimated fair value	58,147	31,947
Prepaid and other assets	70,012	98,399
Total assets	$5,327,635	$2,400,875

Liabilities and Stockholders’ Equity

Financings on loans held for investment	$3,623,188	$1,157,470
Revolving warehouse and repurchase facilities	1,341,683	809,213
Other borrowings	16,487	7,680
Other liabilities	76,773	68,886
Total liabilities	5,058,131	2,043,249
Stockholders’ equity	269,504	357,626
Total liabilities and stockholders’ equity	$5,327,635	$2,400,875

Shares outstanding	61,828	61,360

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Interest income	$110,929	$32,024	$340,515	$93,181
Interest expense	67,266	8,434	170,942	32,396
Net interest income	43,663	23,590	169,573	60,785
Provision for losses on loans held for investment	8,929	1,900	40,294	1,900
Net interest income after provision for loan losses	34,734	21,690	129,279	58,885

Noninterest income:
Gain on sale of loans	348	10,258	30,277	177,607
Loan servicing	2,206	731	6,330	6,634
Total noninterest income	2,554	10,989	36,607	184,241

Net interest income after provision for loan losses and noninterest income	37,288	32,679	165,886	243,126

Noninterest expense:
Personnel	24,107	40,064	91,217	120,608
Production	8,716	8,605	35,351	36,504
General and administrative	8,567	15,476	44,707	49,162
Total noninterest expense	41,390	64,145	171,275	206,274

Income (loss) before income taxes	(4,102)	(31,466)	(5,389)	36,852
Income tax provision (benefit)	73	37	842	(4,933)
Net income (loss)	$(4,175)	$(31,503)	$(6,231)	$41,785

Net income (loss) to common stockholders:
Basic	$(4,175)	$(32,595)	$(6,231)	$32,085
Diluted	$(4,175)	$(31,503)	$(6,231)	$41,785

Net income (loss) per common share:
Basic	$(0.07)	$(0.53)	$(0.10)	$0.52
Diluted	$(0.07)	$(0.51)	$(0.10)	$0.68

Weighted average number of common shares outstanding:
Basic	62,512	61,335	62,517	61,316
Diluted	62,512	61,335	62,517	61,348

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Other Financial Data

(Unaudited)

(In thousands)

	Twelve Months Ended December 31,
	2005	2004

Condensed Statement of Cash Flows Information

Net cash provided by (used in):
Operating activities	$(450,756)	$255,422
Investing activities	(2,406,124)	(1,730,704)
Financing activities	2,942,272	1,501,451
Net increase (decrease) in cash and cash equivalents	85,392	26,169
Cash and cash equivalents, beginning of period	37,780	11,611
Cash and cash equivalents, end of period	$123,172	$37,780

		December 31, 2005	December 31, 2004

Revolving Warehouse and Repurchase Facilities

Committed facilities		$2,700,000	$2,450,000
Uncommitted facilities		100,000	100,000
Total warehouse and repurchase facilities		$2,800,000	$2,550,000

Amount utilized on committed		$1,341,683	$809,213

Borrowing capacity on committed		$1,358,317	$1,640,787

Liquidity

Unrestricted cash		$36,078	$31,641
Plus:	Unencumbered loans held for sale	87,597	87,955
Less:	Margin and ineligible mortgage collateral	(80,962)	(22,153)
Plus:	Capacity available under S/T collateralized financing facility	9,154	—
		$51,867	$97,443

AAMES INVESTMENT CORPORATION

(Parent Company Only)

(Unaudited)

(In thousands)

	December 31,
	2005	2004
Condensed Balance Sheets (1)
Cash and cash equivalents:
Unrestricted	$13,042	$7,206
Restricted	87,094	6,139
Loans held for investment, net:
Securitized	3,659,657	1,187,435
Not yet securitized	461,452	531,261
Net deferred loan origination costs	7,787	8,250
Deferred loan acquisition premium	41,131	29,226
Allowance for loan losses	(43,359)	(1,900)
Total loans held for investment, net	4,126,668	1,754,272
Investment in subidiaries	78,697	149,028
Accrued interest and other	57,480	24,208
Derivative finanancial instruments	58,147	31,947
Total assets	$4,421,128	$1,972,800

Financings on loans held for investment	$3,623,188	$1,157,470
Revolving warehouse and repurchase facilities	433,241	409,199
Other borrowings	16,487	—
Other liabilities	37,577	19,279
Total liabilities	4,110,493	1,585,948
Stockholders’ equity	310,635	386,852
Total liabilities and stockholders’ equity	$4,421,128	$1,972,800

(1) Before intercompany elimination entries.

	Three Months Ended December 31, 2005	Twelve Months Ended December 31, 2005
Condensed Statements of Operations
Net interest income	$24,491	$113,270
Provision for losses on loans held for investment	(8,929)	(40,294)
Net interest income after provision for loan losses	15,562	72,976
Noninterest expense	(1,302)	(8,784)
Income before equity in net loss of subsidiary	14,260	64,192
Equity in net loss of subsidiary	(25,266)	(58,518)
Net income	$(11,006)	$5,674

GAAP Net Income to Taxable Income Reconciliation
Net income	$(11,006)	$5,674
Equity in net loss of subsidiary	25,266	58,518
Income before equity in net loss of subsidiary	14,260	64,192
Tax basis adjustments	11,018	20,833
Estimated taxable income	$25,278	$85,025

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Production Information

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2005	2004	2005	2005	2004

Retail Loan Production

Total dollar amount (in thousands)	$811,096	$574,625	$793,851	$2,746,321	$2,421,525
Number of loans	5,269	4,431	5,194	18,496	19,088
Average loan amount	$153,937	$129,683	$152,840	$148,482	$126,861
Average initial LTV	75.05%	75.82%	75.51%	75.63%	76.77%
Weighted average interest rate	7.56%	7.36%	7.27%	7.42%	7.38%

Wholesale Loan Production

Total dollar amount (in thousands)	$1,071,507	$1,134,911	$1,119,445	$4,008,207	$4,998,120
Number of loans	7,356	7,841	7,809	28,023	34,140
Average loan amount	$145,664	$144,741	$143,353	$143,033	$146,401
Average initial LTV	81.90%	81.19%	81.80%	81.37%	81.42%
Weighted average interest rate	8.00%	7.46%	7.51%	7.70%	7.37%

Total Loan Production

Total dollar amount (in thousands)	$1,882,603	$1,709,536	$1,913,296	$6,754,528	$7,419,645
Number of loans	12,625	12,272	13,003	46,519	53,228
Average loan amount	$149,117	$139,304	$147,143	$145,199	$139,394
Average initial LTV	78.95%	79.38%	79.19%	79.03%	79.90%
Weighted average interest rate	7.81%	7.43%	7.41%	7.59%	7.37%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Production Information

(Unaudited)

(In thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2005	2004	2005	2005	2004

Loan Production by Loan Purpose

Cash-out refinance	$1,106,317	$1,019,194	$1,100,577	$3,906,641	$4,423,226
Purchase money	710,890	636,721	742,363	2,618,182	2,674,084
Rate/term refinance	65,396	53,621	70,356	229,705	322,335
	$1,882,603	$1,709,536	$1,913,296	$6,754,528	$7,419,645

Loan Production by Property Type

Single-family	$1,638,562	$1,510,413	$1,649,844	$5,883,238	$6,498,417
Multi-family	136,022	111,322	149,188	494,107	507,426
Condominiums	108,019	87,801	114,264	377,183	413,802
	$1,882,603	$1,709,536	$1,913,296	$6,754,528	$7,419,645

Loan Production by State/Region Produced

California	$389,707	$523,701	$390,278	$1,592,215	$2,393,732
Florida	459,669	345,653	493,682	1,623,052	1,444,562
New York	157,288	103,796	147,913	493,117	529,251
Texas	141,395	129,579	146,327	535,525	505,165
Other Western states	164,982	184,520	161,850	594,704	749,268
Other Midwestern states	116,635	140,751	100,603	413,789	638,506
Other Northeastern states	275,863	161,677	291,243	890,394	683,193
Other Southeastern states	177,064	119,859	181,400	611,732	475,968
	$1,882,603	$1,709,536	$1,913,296	$6,754,528	$7,419,645

Loan Production by Interest Rate Type

Hybrid:
Traditional	$1,297,802	$1,252,757	$1,172,707	$4,432,645	$5,382,666
Interest only	167,197	91,203	257,551	763,666	274,180
Fixed rate	417,604	365,576	483,038	1,558,217	1,762,799
	$1,882,603	$1,709,536	$1,913,296	$6,754,528	$7,419,645

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Servicing Information

(Unaudited)

(Dollars in thousands)

	December 31, 2005	December 31, 2004

Servicing Portfolio

Mortgage loans serviced:
Loans held for investment	$4,077,448	$1,718,696
Loans serviced on an interim basis	1,926,876	771,830
Loan subserviced for others on a long-term basis	92,213	129,016
Loans in off-balance sheet securitization trusts	—	224,345
Total serviced in-house	6,096,537	2,843,887

Loans held for investment subserviced by others	50,202	—
Total servicing portfolio	$6,146,739	$2,843,887

Percentage serviced in-house	99.2%	100.0%

Loan Delinquencies

Percentage of dollar amount of delinquent loans
serviced (period end):
One month	1.9%	0.3%
Two months	0.9%	0.2%
Three or more months:
Not foreclosed	2.5%	1.8%
Foreclosed	0.1%	0.2%
	5.4%	2.5%

Percentage of dollar amount of delinquent loans in:
Loans held for investment serviced:
In-house	7.0%	0.2%
Loans serviced on an interim basis	2.0%	1.5%
Loans subserviced for others on a long-term basis	8.9%	4.8%
Loans in off-balance sheet securitization trusts serviced:
In-house	N/A	22.5%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Loan Servicing Information

(Unaudited)

(Dollars in thousands)

	At or During the Twelve Months Ended December 31,
	2005	2004

Loan Foreclosures

Percentage of dollar amount of loans foreclosed during the period to servicing portfolio (period end)	0.3%	0.3%
Number of loans foreclosed during the period	147	152
Principal amount of loans foreclosed during the period	$16,317	$10,928
Number of loans liquidated during the period	226	397

Net losses on liquidations during the period from:
Loans held for investment serviced:
In-house	$161	$—
Loans serviced on an interim basis	5,494	2,960
Loans serviced for others on a long-term basis	38	—
Loans in off-balance sheet securitization trusts serviced:
In-house	2,850	12,009
	$8,543	$14,969

Percentage of annualized losses to servicing portfolio	0.2%	0.4%
Servicing portfolio at period end	$6,147,000	$2,844,000